KLONDIKE STAR
MINERAL CORPORATION

SHAREHOLDER RIGHTS POLICY

CONTENTS

SHAREHOLDER RIGHTS POLICY

PURPOSE

The objective of a shareholder rights plan would be to ensure that, in the event of a Tender Offer or substantially similar event or initiative with the intent of changing control of the Company through the acquisition of common shares or other means by a party or adverse person, the Board of Directors has sufficient time to:

(a) explore and develop alternatives for maximizing shareholder value;

(b) provide adequate time for competing bids to emerge;

(c) ensure shareholders have an equal opportunity to participate in such a bid;

(d) give shareholders adequate time to properly assess the bid and lessen the pressure to tender that is typically encountered by a shareholder.

PRINCIPLE

Acting in the best interests of all shareholders is the principle governing implementation of this policy.

IMPLEMENTATION

The Board of Directors shall obtain shareholder approval prior to adopting any stockholder rights plan, however, the Board may act on its own to adopt a shareholder rights plan if, under the circumstances, the Board in the exercise of its fiduciary responsibilities, deems it to be in the best interest of Klondike Star's shareholders to adopt a shareholder rights plan without the delay in adoption that would come from the time reasonably anticipated for shareholder approval. Any shareholder rights plan so adopted by the Board without prior shareholder approval will be submitted to a binding vote of shareholders as a separate ballot item within 12 months or at the next subsequent meeting of Klondike Star shareholders.

This Shareholder Rights Policy shall be disclosed and made accessible to all shareholders and potential investors by means of posting on the company website.

ROLES AND RESPONSIBILITIES

Board of Directors

The Board of Directors shall approve a shareholder rights plan, the language of any proposal for a shareholder vote on the matter, and may provide guidance to Management on the events or circumstances necessitating such action.

President

It is the responsibility of the President to implement the policy in consultation with the Board of Directors when and where appropriate.

Approved by the Board of Directors

February 25, 2008